Exhibit 99.1

EVERI REPORTS FIRST QUARTER 2024 RESULTS

Las Vegas – May 8, 2024 - Everi Holdings Inc. (NYSE: EVRI) (“Everi” or the “Company”), today announced results for the first quarter ended March 31, 2024.
Randy Taylor, Chief Executive Officer of Everi, said, “We are making progress on the steps necessary to complete our proposed merger with IGT's Global Gaming and PlayDigital businesses later this year or in early 2025. We are excited about the significant growth opportunities we believe this combination will unlock. This transaction will bring together a comprehensive and complementary product set focused on our customers and their diverse needs which we believe will deliver substantial long-term value to our shareholders.
"During the first quarter our games segment continued to make progress in our transition to our newest family of cabinets and new and innovative content to support these cabinets. While this transition has been slower than anticipated, we are gaining momentum with these efforts and expect our progress will continue to accelerate throughout the back half of the year. Starting in the second quarter we expect this momentum to translate into improvements in sequential quarterly unit sales. We will continue to support our portfolio of game products following the closing of the proposed merger.
“For our FinTech business, our highest margin financial access and software and other revenue categories continued to grow in the first quarter, though this growth was more than offset by a decline in hardware revenues, which are less predictable on a quarterly basis. Following the impact from weather related headwinds early in the year, our financial access revenue trends continued to improve, and we expect more consistent growth trends to continue. In addition, we expect consolidated hardware sales will recover over the balance of the year.
“Over the last several years, we have increased our investments in our employees and technology to develop our next generation of products that positions the Company for long-term growth. While conversion of these investments into increased revenues has taken longer than initially anticipated, we are on track to begin to deliver on several of our initiatives in the second half of 2024, including our initial video lottery terminal (“VLT”) placements and our first gaming products for Australia. While our investments have led to higher payroll and related expenses, we believe investing in new products for our FinTech segment, for-sale and for-lease gaming products and products focused on new segments and jurisdictions will drive revenue growth in the second half of 2024 and position the Company for long-term success."

First Quarter 2024 Financial Results
Consolidated revenues for the three-month period ended March 31, 2024 were $189.3 million compared to $200.5 million in the year-ago first quarter.
Games revenues of $97.1 million were down from the prior year period, and essentially flat on a quarterly sequential basis as the Company continues to transition to its new family of cabinets and content. Approximately half of the decline in the installed base during the quarter is attributable to the Company’s proactive decisions not to replace cabinets in lower performing locations. The Company launched its new for-sale Dynasty Sol cabinet late in the 2023 fourth quarter and its new, premium-leased Dynasty Sol Sync cabinet late in the 2024 first quarter. These cabinets are expected to continue to grow in popularity as new games are introduced.
FinTech revenues of $92.2 million were down slightly year over year and on a quarterly sequential basis. Financial access revenues experienced more modest growth in the quarter with bad weather impacting a large portion of the Company’s customer base early in the quarter. Same store volumes began to improve late in the first quarter and remain steady throughout the early part of the second quarter. In the first quarter, the Company experienced a decline in hardware sales, primarily from reduced unit sales of our ticket redemption kiosks in certain foreign jurisdictions and lower loyalty equipment sales due to timing of initial software sales and installations. FinTech Hardware sales tend to be large purchases tied to new contracts and contract renewals, and therefore, revenues can fluctuate on a quarterly basis. The Company expects to see growth in hardware sales for the year.
Operating expenses and research and development expenses increased year-over-year primarily due to the $15.7 million in merger-related costs incurred in the first quarter this year. Both the decline in segment revenues and higher operating expenses resulted in lower net income this year compared to the prior year first quarter.

Consolidated Full Quarter Comparative Results (unaudited)

	As of and for the Three Months Ended March 31,
	2024	2023
	(in millions, except per share amounts)
Revenues	$189.3	$200.5

Operating income (1)	$24.8	$52.0

Net income (1)	$4.6	$28.1

Net earnings per diluted share (1)	$0.05	$0.30

Weighted average diluted shares outstanding	87.3	94.8

Adjusted EBITDA (2)	$80.3	$92.5

Free Cash Flow (2)	$14.0	$40.1

Capital Expenditures:
Games	$34.5	$23.8
FinTech	$8.2	$6.0
Consolidated	$42.7	$29.8

Cash and cash equivalents	$268.6	$293.2

Net Cash Position (3)	$49.6	$106.8

(1) Operating income, net income, and net earnings per diluted share for the three months ended March 31, 2024, included $14.3 million of merger-related professional fees, $1.3 million in merger-related employee retention costs, $0.1 million of litigation fees net of insurance recoveries, and $0.1 million associated with other acquisitions costs and non-recurring professional fees. Operating income, net income, and net earnings per diluted share for the three months ended March 31, 2023, included $0.1 million for non-recurring professional fees and other and a recovery of $0.2 million from insurance for previously paid non-recurring litigation costs.
(2) For a reconciliation of net income to Adjusted EBITDA and Free Cash Flow, see the Unaudited Reconciliation of Selected Financial GAAP to Non-GAAP Measures provided toward the end of this release.
(3) For a reconciliation of Net Cash Position to Cash and Cash Equivalents, see the Unaudited Reconciliation of Cash and Cash Equivalents to Net Cash Position and Net Cash Available provided toward the end of this release.

	Three Months Ended March 31,
	2024	2023
	(in millions, except unit amounts and prices)
Performance Metrics:

Gaming operations information:
Units installed at period end:
Class II	10,195	10,346
Class III	6,569	7,461
HHR	153	34
Total installed base at period end	16,917	17,841

Average units installed during period	17,256	17,898

Daily win per unit ("DWPU") (1)	$34.51	$38.37

Games unit sales information:
Units sold	1,021	1,546
Average sales price ("ASP")	$20,827	$19,748

Value of financial access transactions:
Funds advanced	$3,086.3	$2,968.0
Funds dispensed	8,858.7	8,113.0
Check warranty	476.8	462.4
Total value processed	$12,421.8	$11,543.4

Number of financial access transactions:
Funds advanced	4.5	4.4
Funds dispensed	33.6	30.9
Check warranty	0.9	0.9
Total transactions completed	39.0	36.2

(1) Daily win per unit excludes the impact of the direct costs associated with the Company’s wide-area progressive jackpot expense.
Balance Sheet
•As of March 31, 2024, the Company had $268.6 million of cash and cash equivalents compared with $267.2 million as of December 31, 2023. The Net Cash Position was $49.6 million compared with $46.1 million as of December 31, 2023.
•Total debt decreased to $980.5 million at March 31, 2024, from $986.5 million as of December 31, 2023, as the Company paid $6.0 million on its secured term loan during the 2024 first quarter.

Outlook
Everi updated its outlook for 2024 and now expects Adjusted EBITDA to be down from 2023 primarily reflecting the ongoing near-term challenges that are impacting the Games segment but expects improvement in the second half of the year as new cabinets and new content continue to gain traction with customers. The business is also expected to benefit from new product introductions including the initial commercialization of video lottery terminals and the entrance into new international jurisdictions. The Company’s FinTech segment is expected to be relatively flat year-over-year in the second quarter and return to year-over-year growth in the second half of the year.

Everi expects Free Cash Flow to be down compared to 2023 with capital expenditures for the year flat to up slightly compared with 2023, cash interest flat with 2023, and cash taxes of $15 million to $20 million.
Investor Conference Call and Webcast
The Company will host an investor conference call to discuss its 2024 first quarter results at 11:00 a.m. EDT (8:00 a.m. PDT) today. The conference call may be accessed live by phone by dialing (201) 689-8471. A replay of the call will be available beginning at 2:00 p.m. EDT today and may be accessed by dialing (412) 317-6671; the PIN number is 13745956. A replay will be available until May 17, 2024. The call also will be webcast live and archived on www.everi.com (select “Investors” followed by “Events & Contact”).
Non-GAAP Financial Information
To provide for better comparability between periods and a better understanding of underlying trends, this press release includes Adjusted EBITDA, Free Cash Flow, Net Cash Position and Net Cash Available, which are not measures of our financial performance or position under United States Generally Accepted Accounting Principles (“GAAP”). Accordingly, these measures should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. These measures should be read in conjunction with our net earnings, operating income, and cash flow data prepared in accordance with GAAP. With respect to Net Cash Position and Net Cash Available, these measures should be read in conjunction with cash and cash equivalents prepared in accordance with GAAP.
We define Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, non-cash stock compensation expense, accretion of contract rights, non-recurring litigation costs net of settlements and insurance proceeds received, facilities consolidation costs, asset acquisition expense, non-recurring professional fees, and other one-time charges and benefits. We present Adjusted EBITDA, as we use this measure to manage our business and consider this measure to be supplemental to our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA; and our credit facility and senior unsecured notes require us to comply with a consolidated secured leverage ratio that includes performance metrics substantially similar to Adjusted EBITDA.
We define Free Cash Flow as Adjusted EBITDA less cash paid for interest net of cash received for interest income, cash paid for capital expenditures, cash paid for placement fees, and cash paid for taxes net of refunds. We present Free Cash Flow as a measure of performance. It should not be inferred that the entire Free Cash Flow amount is available for discretionary expenditures.
A reconciliation of the Company’s net income per GAAP to Adjusted EBITDA and Free Cash Flow is included in the Unaudited Reconciliation of Selected Financial GAAP to Non-GAAP Measures provided at the end of this release. Additionally, a reconciliation of each segment’s operating income to EBITDA and Adjusted EBITDA is also included. On a segment level, operating income per GAAP, rather than net earnings per GAAP, is reconciled to EBITDA and Adjusted EBITDA as the Company does not report net earnings by segment. Management believes that this presentation is meaningful to investors in evaluating the performance of the Company’s segments.

We define Net Cash Position as cash and cash equivalents plus settlement receivables less settlement liabilities and Net Cash Available as Net Cash Position plus undrawn amounts available under our revolving credit facility. We present Net Cash Position because our cash position, as measured by cash and cash equivalents, depends upon changes in settlement receivables and the timing of payments related to settlement liabilities. As such, our cash and cash equivalents can change substantially based upon the timing of our receipt of payments for settlement receivables and payments we make to customers for our settlement liabilities. We present Net Cash Available as management monitors this amount in connection with its forecasting of cash flows and future cash requirements.
A reconciliation of the Company’s cash and cash equivalents per GAAP to Net Cash Position and Net Cash Available is included in the Unaudited Reconciliation of Cash and Cash Equivalents to Net Cash Position and Net Cash Available provided at the end of this release.
Cautionary Note Regarding Forward-Looking Statements
This press release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance, but instead are based only on our current beliefs, expectations, and assumptions regarding the future of our business, plans and strategies, projections, anticipated events and trends, the economy, and other future conditions, as of the date this press release is issued. Forward-looking statements often, but do not always, contain words such as “expect,” “anticipate,” “aim to,” “designed to,” “intend,” “plan,” “believe,” “goal,” “target,” “future,” “assume,” “estimate,” “indication,” “seek,” “project,” "opportunity," “may,” “can,” “could,” “should,” “favorably positioned,” or “will” and other words and terms of similar meaning. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which are based only on information currently available to us and only as of the date hereof. We undertake no obligation to update or publicly revise any forward-looking statements as a result of new information, future developments or otherwise.
Examples of forward-looking statements include, among others, statements regarding our ability to execute on key initiatives and deliver ongoing operating and financial improvements, including guidance related to 2024 financial and operational metrics, such as maintaining revenue, earnings and Free Cash Flow momentum; sustaining our growth; driving growth of the gaming operations installed base and DWPU; expanding the gaming categories the Company’s games address, including Video Lottery Terminal category and the Company's overall targeted ship share of gaming machines sold; successfully performing obligations required by acquisition agreements; growth opportunities from the proposed merger with IGT’s Global Gaming and PlayDigital businesses, the anticipated benefits of the proposed transaction, including with respect to our products and for our customers, the potential to deliver value to our shareholders, and the expected timetable for completing the proposed transaction; and creating incremental value for our shareholders, as well as statements regarding our expectations for the industry environment and mitigating potential challenges created by macroeconomic uncertainties and conditions; and the adoption of our products and technologies.
Forward-looking statements are subject to inherent risks, uncertainties, and changes in circumstances that are often difficult to predict and many of which are beyond our control, including, but not limited to, statements regarding trends, developments, and uncertainties impacting our business, including our ability to withstand: macro-economic impacts on consumer discretionary spending, interest rates and interest expense; global supply chain disruption; inflationary impact on supply chain costs; inflationary impact on labor costs and retention; equity incentive activity and compensation expense; our ability to maintain revenue, earnings, and cash flow momentum or lack thereof; changes in global market, business and regulatory conditions whether as a result of a pandemic, or other economic or geopolitical developments around the world, including availability of discretionary spending income of casino patrons as well as expectations for the closing or re-opening of casinos; product and technological innovations that address customer needs in a new and evolving operating environment or disrupt the industry, such as generative artificial intelligence; to enhance shareholder value in the long-term; trends in gaming operator and patron usage of our products; benefits realized by using our products and services; benefits and/or costs associated with mergers, acquisitions, and/or strategic alliances; the proposed transaction with IGT, including the anticipated timing of the closing of the proposed transaction and the incurrence and use of any debt pursuant to the commitment letter in connection with the proposed merger; product development, including the benefits from the release of new products, new product features, product enhancements, or product extensions; regulatory approvals and changes; gaming, financial regulatory, legal, card association, and statutory compliance and changes; the implementation of new or amended card association and payment network rules or interpretations; consumer collection activities; competition (including consolidations); tax liabilities; borrowings and debt repayments; goodwill impairment charges; international expansion or lack thereof; resolution of litigation or government investigations; our share repurchase and dividend policy; new customer contracts and contract renewals or lack thereof; and financial performance and results of operations (including revenue, expenses, margins, earnings, cash flow, and capital expenditures).
Our actual results and financial condition may differ materially from those indicated in forward-looking statements, and important factors that could cause them to do so include, but are not limited to, the following: our ability to generate profits in the future and to create incremental value for shareholders; our ability to withstand economic slowdowns, inflationary and other economic factors that pressure discretionary consumer spending; our ability to execute on mergers, acquisitions, and/or strategic alliances, including our ability to integrate and operate such acquisitions or alliances consistent with our forecasts in order to achieve future growth; our ability to execute on key initiatives and deliver ongoing improvements; expectations regarding growth for the Company’s installed base and daily win per unit; expectations regarding placement fee agreements; inaccuracies in underlying operating assumptions; our ability to withstand direct and indirect impacts of a pandemic outbreak, or other public health crises of uncertain duration on our business and the businesses of our customers and suppliers, including as a result of actions taken in response to governments, regulators, markets and individual consumers; changes in global market, business, and regulatory conditions arising as a result of economic, geopolitical and other developments around the world, including a global pandemic, increased conflict and political turmoil, capital market disruptions and instability of financial institutions, climate change or currently unexpected crises or natural disasters; our leverage and the related covenants that restrict our operations; our ability to comply with our debt covenants and our ability to generate sufficient cash to service all of our indebtedness, fund working capital, and capital expenditures; our ability to withstand the loss of revenue during the closure of our customers’ facilities; our ability to maintain our current customers; our ability to replace revenue associated with terminated contracts or margin degradation from contract renewals; expectations regarding customers’ preferences and demands for future product and service offerings; our ability to successfully introduce new products and services, including third-party licensed content; gaming operator and patron preferences; failure to control product development costs and create successful new products; the overall growth or contraction of the gaming industry; anticipated sales performance; our ability to prevent, mitigate, or timely recover from cybersecurity breaches, attacks, compromises and other security vulnerabilities; national and international economic and industry conditions, including the prospect of a shutdown of the U.S. federal government; changes in gaming regulatory, financial regulatory, legal, card association, and statutory requirements; the impact of evolving legal and regulatory requirements, including emerging environmental, social and governance requirements; regulatory and licensing difficulties, competitive pressures and changes in the competitive environment; operational limitations; changes to tax laws; uncertainty of litigation outcomes; interest rate fluctuations; business prospects; unanticipated expenses or capital needs; the possibility that the conditions to the consummation of the proposed transaction with IGT will not be satisfied (including the failure to obtain necessary regulatory, stockholder and shareholder approvals or any necessary waivers, consents, or transfers, including for any required licenses or other agreements) in the anticipated timeframe or at all; the ability to realize the anticipated benefits of the proposed transaction with IGT, including the possibility that the Company and IGT may be unable to achieve the expected benefits, synergies and operating efficiencies in connection with the proposed transaction with IGT within the expected timeframes or at all and to successfully separate and/or integrate the acquired businesses of IGT; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement for the proposed transaction with IGT; changes in the extent and characteristics of the common stockholders of the Company and its effect pursuant to the merger agreement for the proposed transaction with IGT on the number of shares of the Company’s common stock issuable pursuant to the proposed transaction with IGT and the extent of indebtedness to be incurred by the Company in connection with the proposed transaction with IGT; technological obsolescence and our ability to adapt to evolving technologies, including generative artificial intelligence; employee hiring, turnover and retention; our ability to comply with regulatory requirements under the Payment Card Industry (“PCI”) Data Security Standards and maintain our certified status; and those other risks and uncertainties discussed in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2023 (the “Annual Report”). Given these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will in fact transpire or prove to be accurate.
This press release should be read in conjunction with our Annual Report and with the information included in our other press releases, reports and other filings with the Securities and Exchange Commission. Understanding the information contained in these filings is important in order to fully understand our reported financial results and our business outlook for future periods.
About Everi
Everi's mission is to lead the gaming industry through the power of people, imagination, and technology. As one of the largest suppliers of technology solutions for the casino floor that also has an expanding focus in adjacent industries, our commitment is to continually develop products and services that provide gaming entertainment, improve our customers' patron engagement, and help our customers operate their businesses more efficiently. We develop entertaining game content, gaming machines, and gaming systems to serve our land-based, iGaming and bingo operators. Everi is a leading innovator and provider of trusted financial technology solutions that power casino floors, improve casinos' operational efficiencies, and fulfill regulatory compliance requirements. The Company also develops and supplies player loyalty tools and mobile-first applications that drive increased patron engagement for our customers and venues in the casino, sports, entertainment, and hospitality industries. For more information, please visit www.everi.com.
Investor Relations Contacts:
Everi Holdings Inc.
Jennifer Hills
VP, Investor Relations
702-676-9513 or jennifer.hills@everi.com
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EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME
(In thousands, except earnings per share amounts)

	Three Months Ended March 31,
	2024	2023
Revenues
Games revenues
Gaming operations	$72,622	$75,309
Gaming equipment and systems	24,500	32,065
Games total revenues	97,122	107,374
FinTech revenues
Financial access services	57,419	56,214
Software and other	25,776	24,215
Hardware	9,029	12,669
FinTech total revenues	92,224	93,098
Total revenues	189,346	200,472
Costs and expenses
Games cost of revenues(1)
Gaming operations	9,515	6,806
Gaming equipment and systems	14,060	20,249
Games total cost of revenues	23,575	27,055
FinTech cost of revenues(1)
Financial access services	2,697	2,899
Software and other	3,132	1,423
Hardware	6,806	8,448
FinTech total cost of revenues	12,635	12,770
Operating expenses	73,614	59,192
Research and development	19,310	16,096
Depreciation	19,951	18,949
Amortization	15,509	14,364
Total costs and expenses	164,594	148,426
Operating income	24,752	52,046
Other expenses
Interest expense, net of interest income	18,800	17,970
Total other expenses	18,800	17,970
Income before income tax	5,952	34,076
Income tax provision	1,398	6,010
Net income	4,554	28,066
Foreign currency translation loss	(1,693)	(186)
Comprehensive income	$2,861	$27,880

Earnings per share
Basic	$0.05	$0.32
Diluted	$0.05	$0.30
Weighted average common shares outstanding
Basic	83,777	88,355
Diluted	87,287	94,781
(1)    Exclusive of depreciation and amortization.

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except par value amounts)

	At March 31,	At December 31,
	2024	2023
ASSETS
Current assets
Cash and cash equivalents	$268,617	$267,215
Settlement receivables	422,807	441,852
Trade and other receivables, net of allowances for credit losses of $5,233 and $5,210 at March 31, 2024 and December 31, 2023, respectively	107,578	107,933
Inventory	78,583	70,624
Prepaid expenses and other current assets	43,600	43,906
Total current assets	921,185	931,530
Non-current assets
Property and equipment, net	160,722	152,704
Goodwill	737,147	737,804
Other intangible assets, net	229,376	234,138
Other receivables	33,887	29,015
Deferred tax assets, net	594	598
Other assets	39,679	38,081
Total non-current assets	1,201,405	1,192,340
Total assets	$2,122,590	$2,123,870
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Settlement liabilities	$641,863	$662,967
Accounts payable and accrued expenses	237,869	215,530
Current portion of long-term debt	1,500	6,000
Total current liabilities	881,232	884,497
Non-current liabilities
Deferred tax liabilities, net	10,379	13,762
Long-term debt, less current portion	967,582	968,465
Other accrued expenses and liabilities	32,102	31,004
Total non-current liabilities	1,010,063	1,013,231
Total liabilities	1,891,295	1,897,728
Commitments and contingencies
Stockholders’ equity
Convertible preferred stock, $0.001 par value, 50,000 shares authorized and no shares outstanding at March 31, 2024 and December 31, 2023, respectively	—	—
Common stock, $0.001 par value, 500,000 shares authorized and 123,287 and 83,836 shares issued and outstanding at March 31, 2024, respectively, and 123,179 and 83,738 shares issued and outstanding at December 31, 2023, respectively	123	123
Additional paid-in capital	563,334	560,945
Retained earnings	67,285	62,731
Accumulated other comprehensive loss	(5,160)	(3,467)
Treasury stock, at cost, 39,451 and 39,441 shares at March 31, 2024 and December 31, 2023, respectively	(394,287)	(394,190)
Total stockholders’ equity	231,295	226,142
Total liabilities and stockholders’ equity	$2,122,590	$2,123,870

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended March 31,
	2024	2023
Cash flows from operating activities
Net income	$4,554	$28,066
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	19,951	18,949
Amortization	15,509	14,364
Non-cash lease expense	1,487	1,317
Amortization of financing costs and discounts	713	713
Loss on sale or disposal of assets	89	134
Accretion of contract rights	2,335	2,335
Provision for credit losses	2,946	3,078
Deferred income taxes	(3,353)	1,860
Reserve for inventory obsolescence	426	319
Stock-based compensation	1,942	4,825
Changes in operating assets and liabilities:
Settlement receivables	18,940	175,988
Trade and other receivables	(7,150)	(87)
Inventory	(8,495)	(10,937)
Prepaid expenses and other assets	(2,284)	(271)
Settlement liabilities	(20,991)	(193,698)
Accounts payable and accrued expenses	28,507	(15,247)
Net cash provided by operating activities	55,126	31,708
Cash flows from investing activities
Capital expenditures	(42,744)	(29,821)
Proceeds from sale of property and equipment	68	67
Net cash used in investing activities	(42,676)	(29,754)
Cash flows from financing activities
Repayments of term loan	(6,000)	(6,000)
Proceeds from exercise of stock options	447	5,233
Treasury stock - equity award activities, net of shares withheld	(97)	(333)
Payment of deferred acquisition consideration	(4,301)	(47)
Net cash used in financing activities	(9,951)	(1,147)
Effect of exchange rates on cash and cash equivalents	(960)	(167)
Cash, cash equivalents and restricted cash
Net increase for the period	1,539	640
Balance, beginning of the period	272,506	295,063
Balance, end of the period	$274,045	$295,703

Supplemental cash disclosures
Cash paid for interest	$27,397	$25,051
Cash (refunded) paid for income tax, net	(83)	465
Supplemental non-cash disclosures
Accrued and unpaid capital expenditures	$3,362	$2,551
Transfer of leased gaming equipment to inventory	1,116	1,809

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF CASH AND CASH EQUIVALENTS
TO NET CASH POSITION AND NET CASH AVAILABLE
(In thousands)

	At March 31,	At December 31,	At March 31,
	2024	2023	2023
Cash available
Cash and cash equivalents (1)	$268,617	$267,215	$293,207
Settlement receivables	422,807	441,852	87,771
Settlement liabilities	(641,863)	(662,967)	(274,218)
Net Cash Position	49,561	46,100	106,760

Undrawn revolving credit facility	125,000	125,000	125,000
Net Cash Available	$174,561	$171,100	$231,760

(1) Cash and cash equivalents does not include $5.4 million, $5.3 million, and $2.5 million of restricted cash at March 31, 2024, December 31, 2023, and March 31, 2023, respectively.

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF SELECTED FINANCIAL GAAP TO NON-GAAP MEASURES
(In thousands)

	Three Months Ended March 31, 2024
	Games	FinTech	Total
Net income			$4,554
Income tax provision			1,398
Interest expense, net of interest income			18,800
Operating (loss) income (1)	$(307)	$25,059	$24,752

Plus: depreciation and amortization	28,711	6,749	35,460
EBITDA	$28,404	$31,808	$60,212

Non-cash stock-based compensation expense	$1,131	$811	$1,942
Accretion of contract rights	2,335	—	2,335
Litigation fees, net of insurance proceeds received	—	67	67
Merger-related employee retention costs	689	630	1,319
Merger-related professional fees and related expense	14,058	282	14,340
Asset acquisition expense, non-recurring professional fees and other	13	77	90
Adjusted EBITDA	$46,630	$33,675	$80,305

Cash paid for interest, net (2)			(23,683)
Cash paid for capital expenditures			(42,744)
Cash refunded for income taxes, net			83
Free Cash Flow			$13,961

(1) Operating loss for the Games segment for the three months ended March 31, 2024, included $14.1 million of merger-related professional fees and related expense and $0.7 million of merger-related employee retention costs. Operating income for the FinTech segment for the three months ended March 31, 2024, included $0.3 million of merger-related professional fees and related expense and $0.6 million of merger-related employee retention costs.
(2)    Cash paid for interest, net includes the cash received for interest income of $3.7 million.

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF SELECTED FINANCIAL GAAP TO NON-GAAP MEASURES
(In thousands)

	Three Months Ended March 31, 2023
	Games	FinTech	Total
Net income			$28,066
Income tax provision			6,010
Interest expense, net of interest income			17,970
Operating income	$22,279	$29,767	$52,046

Plus: depreciation and amortization	26,515	6,798	33,313
EBITDA	$48,794	$36,565	$85,359

Non-cash stock-based compensation expense	$2,471	$2,354	$4,825
Accretion of contract rights	2,335	—	2,335
Litigation fees, net of insurance proceeds received	—	(156)	(156)
Non-recurring professional fees and other	119	—	119
Adjusted EBITDA	$53,719	$38,763	$92,482

Cash paid for interest, net (1)			(22,139)
Cash paid for capital expenditures			(29,821)
Cash paid for income taxes, net			(465)
Free Cash Flow			$40,057

(1)    Cash paid for interest, net includes the cash received for interest income of $2.9 million.